Exhibit 10.1

THE COSMOPOLITAN OF LAS VEGAS 2014 ANNUAL INCENTIVE PLAN

Nevada Property 1 LLC, a Delaware limited liability company, d/b/a The Cosmopolitan of Las Vegas (the “Company”), has established The Cosmopolitan of Las Vegas 2014 Annual Incentive Plan (the “Plan”), effective for the Company’s fiscal year beginning January 1, 2014. Capitalized terms will have the meanings given to them in Article 2. The purpose of the Plan is to provide an equitable corporate-wide incentive that awards individual and team effort in meeting or exceeding sales and income goals and assists in the retention of key employees.

Definitions

For purposes of the Plan and all Target Awards, the following terms will have the meanings set forth below:

“Adjusted EBITDA” means the Company’s earnings before interest, income taxes, and depreciation and amortization expenses, as calculated by the Company in accordance with generally accepted accounting principles, excluding pre-opening expenses and corporate expenses. For clarity, earnings is calculated as operating profit from the business after deducting marketing, property management, G&A, fixed property costs, and other undistributed expenses.

“Affiliate” means the Company or any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, the word “control” (by itself and as used in the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Cause” will have the meaning set forth in any employment or other agreement between the Company and the Participant. If there is no employment or other agreement between the Company and the Participant, or if such agreement does not define “Cause,” then “Cause” means (a) any willful and material breach by the Participant of any of the Participant’s obligations contained in state or federal law, this Plan, or any other agreement between the Company and the Participant; (b) a willful and consistent neglect or failure to perform the Participant’s duties and responsibilities consistent with the Participant’s position(s); (c) the Participant’s material violation of the Company’s code of ethics; (d) the Participant’s violation of the Company’s anti-harassment, discrimination, and retaliation provisions; (e) the Participant’s conviction or plea of nolo contendere to a felony; (f) the Participant’s failure to satisfy any licensing requirement, qualification, clearance, or similar requirement that is requested or required of the Participant by any regulatory authority having jurisdiction over the Company; (g) any governmental authority’s direction to the Company to terminate any relationship it may have with the Participant; or (h) the Company’s determination, in its reasonable good-faith judgment, that the Participant was, is, or is about to be, involved in any activity, relationship(s), or circumstance that could or does jeopardize the Company’s business, reputation, or licenses issued by governmental authorities. The Company’s determination that Cause exists for termination of employment under this provision shall be binding on the Participant, subject to the dispute resolution provisions of the Plan. For purposes of the Plan, (x) no act or failure to act on the Participant’s part shall be considered “willful” unless it is done or omitted to be done by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company, and (y) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done in good faith and in the best interests of the Company.

“Disability” will have the meaning set forth in any employment or other agreement between the Company and the Participant. If there is no employment or other agreement between the Company and the Participant, or if such agreement does not define “Disability,” then “Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

“Earned Award” means the percentage of a Participant’s Target Award calculated according to the Company’s Adjusted EBITDA and the Plan.

“EBITDA Stretch” means the Company has achieved an Adjusted EBITDA of $173.8 million for the Plan Year.

“EBITDA Target” means the Company has achieved an Adjusted EBITDA of $151.1 million for the Plan Year.

“EBITDA Threshold” means the Company has achieved an Adjusted EBITDA of $136 million for the Plan Year.

“Exit Transaction” means the consummation of (a) a transaction or series of transactions in which occurs a sale of all or substantially all of the assets or at least fifty percent (50%) of the membership (or other equity) interests of the Company or an Affiliate (which sale of an Affiliate’s assets or equity interests includes the Company), or a merger or other business combination involving the Company or an Affiliate (which merger or other business combination includes the Company), in either case, the result of which is (i) the distribution of proceeds from such transaction to all members of the Company or an Affiliate, and (ii) the effective sale, transfer, or other disposition of ownership of substantially all of the business of the Company; or (b) a Public Offering. For purposes of the Plan, an Exit Transaction shall be deemed to have occurred on the closing date of any transaction described in the preceding sentence. A transaction shall not constitute an Exit Transaction if the primary purpose of such transaction is (x) to change the state or country of the Company’s incorporation, or (y) to form a holding company that will be owned in substantially the same proportions by the persons who held the Company’s membership interests immediately before such transaction. Notwithstanding the foregoing, to the extent that any payment under the Plan or any Incentive Award Agreement constitutes nonqualified deferred compensation within the meaning of Section 409A and is payable upon an Exit Transaction or other similar event, the definition of “Exit Transaction” shall be deemed modified to the extent necessary to qualify as a “change in control event” as defined under Section 409A.

“Participant” means each employee selected by the Company, in its sole discretion, to be eligible to receive a Target Award under the Plan in the form of annual cash payouts.

“Target Award” means an incentive award with respect to the Plan Year, denominated, by the Board, as a percentage of each Participant’s base salary, to be paid in cash.

“Successor” means any corporation or other business entity that is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or an Affiliate.

Earning and Calculation of Target Awards

If the EBITDA Threshold is not achieved, no amount shall be payable to any Participant under the Plan.

Subject to adjustment as provided in the Plan, if the Company achieves the EBITDA Threshold, at least ninety percent (90%) of each Participant’s Target Award will be paid to the Participant as an Earned Award for the Plan Year.

Subject to adjustment as provided in the Plan, if the Company achieves the EBITDA Target, at least one hundred percent (100%) of each Participant’s Target Award will be paid to the Participant as an Earned Award for the Plan Year.

Subject to adjustment as provided in the Plan, if the Company achieves the EBITDA Stretch, at least one hundred fifteen percent (115%) of each Participant’s Target Award will be paid to the Participant as an Earned Award for the Plan Year.

If the Company achieves (i) in excess of the EBITDA Threshold, but less than the EBITDA Target, (ii) in excess of the EBITDA Target, but less than the EBITDA Stretch, or (iii) in excess of the EBITDA Stretch, the percentage of each Participant’s Target Award paid to the Participant for the Plan Year will be determined by straight-line interpolation; provided that, in no event will the percentage of any Participant’s Target Award for the Plan Year exceed one hundred twenty-five percent (125%) of the Participant’s Target Award.

The percentage calculated above shall be each Participant’s Earned Award, which may be further adjusted under the terms of the Plan.

Notwithstanding the foregoing, the Participant’s Direct Supervisor will have the discretion to reduce or increase the amount of each Participant’s Earned Award for the Plan Year by as much twenty-five percent (–25% to +25%). This is a discretionary approach to recognize exceptional contributors and penalize seldom contributors.

Payment of Earned Awards

Earned Awards shall be paid in cash, less any required federal, state, or local income and employment taxes, after the end of the Plan Year; provided that, in no event will Earned Awards, if any, be paid later than March 15, 2015.

Termination of Employment

To be entitled to receive payment of an Earned Award under the Plan, a Participant must remain actively employed by the Company or an Affiliate through the earlier to occur of an Exit Transaction or the end of the Plan Year, except that a Participant whose employment terminates due to death or Disability or whose employment is terminated by the Company or an Affiliate without Cause after May 15, 2014, will be entitled to payment of an Earned Award, pro-rated for the portion of the Plan Year elapsed prior to the Participant’s employment termination by multiplying the amount of such Participant’s Earned Award by a fraction, the numerator of which is the number of calendar days in the Plan Year up to the date of the Participant’s employment termination and the denominator of which is 365, payable at the same time as the Company pays Earned Awards to other Participants.

Exit Transaction

If an Exit Transaction occurs before December 31, 2014, an Earned Award amount will be calculated as of the date of the Exit Transaction, except that the EBITDA Target will be the budgeted EBITDA at the time of the Exit Transaction and the Threshold and Stretch EBITDA figures will be adjusted proportionately and applied to each Participant’s Target Award to calculate each such Participant’s Earned Award. The amount of Earned Award payable after this adjustment then will be pro-rated for the portion of the Plan Year elapsed prior to the Exit Transaction by multiplying the amount of each Participant’s Earned Award by a fraction, the numerator of which is the number of calendar days in the Plan Year up to the day of the Exit Transaction and the denominator of which is 365. In no event will the Earned Award payable to a Participant after the end of the Plan Year be less than the Earned Award calculated under this paragraph.

Amendment, Modification, and Termination

The Board may at any time and from time to time alter, amend, modify, or terminate the Plan in whole or in part, except that no modification, amendment, or termination will materially impair any rights of a Participant or reduce the amount of the Participant’s Earned Award, without the written consent of the Participant. An Exit Transaction will not terminate the Plan.

Legal Construction

The Company will administer the Plan. Except as limited by law and subject to the provisions of the Plan, the Company will have full power to: (a) select employees to participate in the Plan; (b) determine the terms and conditions of each Target Award in a manner consistent with the Plan; (c) construe and interpret the Plan and any agreement or instrument entered into under the Plan; and (d) establish, amend, or waive rules and regulations for the Plan’s administration. Further, the Company will make all other determinations that may be necessary or advisable to administer the Plan.

A Participant’s employment with the Company shall continue to be at-will and, as such, may be terminated by the Participant or the Company at any time, for any reason, and with or without advance notice. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employment of the Company.

To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its principles of conflicts of laws. Any dispute with respect to the Plan will be litigated exclusively in federal or state courts located in Las Vegas, Nevada, and the parties hereby consent and submit to the jurisdiction and venue of such courts.

The Plan and each Target Award granted thereunder are intended to be exempt from or comply with Section 409A pursuant to the guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to Section 409A requirements, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. The Company makes no guarantee of any federal, state, or local tax consequences with respect to the interpretation of Section 409A and its application to the terms of the Plan or any Target Award, and the Company shall have no liability for any adverse tax consequences to the Participant as a result of any violation of Section 409A.

All obligations of the Company under the Plan with respect to a Target Award and an Earned Award granted hereunder shall be binding on any Successor, whether the existence of such Successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or an Affiliate. For purposes of this Plan, a Participant’s employment with or service to any member of the controlled group of corporations that includes, or any member of the group of trades or businesses under common control with, a Successor, will be considered continuous employment with the Company or an Affiliate.

All amounts payable hereunder shall be payable only to the Participant, or if the event of the Participant’s death, the Participant’s spouse or, if no spouse exists, to the Participant’s estate. The rights and interests of a Participant under the Plan may not be assigned, encumbered, or transferred, voluntarily or involuntarily, other than by will or the laws of descent and distribution. The Company will not be required to treat as the payee of any Target Award any Person to whom a Target Award has been transferred.

The Plan and any payment of Earned Awards will not affect or be in lieu of any severance, termination, or other benefits paid or payable to a Participant under any other agreement, plan, or policy of the Company or an Affiliate.